Exhibit 99.3

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Industries Inc. Announces Redemption Of Its 6.0% Notes Due 2015

November 5, 2014 – Woodland Park, New Jersey – Cytec Industries Inc. (“Cytec” or the “Company”) (NYSE:CYT) today announced that it is calling all of its 6.0% Notes due 2015 (the “Notes”) (CUSIP 232820AG5/ISIN US232820AG58) for redemption on December 5, 2014 (the “Redemption Date”) to the extent not tendered and accepted pursuant to the tender offer announced earlier today and to the extent outstanding on the Redemption Date.

The Notes will be redeemed in cash at the redemption price as determined in the applicable indenture plus accrued and unpaid interest up to, but excluding, the Redemption Date. As of the close of business on November 4, 2014, there were $141,759,000 of Notes outstanding.

From the Redemption Date forward, the Notes will no longer be deemed outstanding, interest will no longer accrue and holders will have no rights other than the right to receive the redemption price, without interest, upon surrender of the Notes. Payment of the redemption price will be made only upon presentation and surrender of the Notes to The Bank of New York Mellon, as the trustee of the Notes, during its business hours at the address specified in the notice of redemption.

The notice of redemption was distributed to holders of the Notes on November 5, 2014.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

Use of Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities

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© 2002-2014 Cytec Industries Inc. All Rights Reserved.

PRESS RELEASE

Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission. Cytec disclaims any obligation to update or revise any forward-looking statements.

For more information please contact:

Daniel Darazsdi

Vice President and CFO

Tel: 1.973.357.3264

Daniel.Darazsdi@cytec.com

Jeff Fitzgerald

Treasurer

Tel: 1.973.357.3480

Jeff.Fitzgerald@cytec.com

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

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© 2002-2014 Cytec Industries Inc. All Rights Reserved.